March 23, 2006

Edward J. Swotek, Senior Vice President

Immediately

TierOne Bank Purchases Omaha Office of Marine Bank

LINCOLN, NEB. – March 23, 2006 – TierOne Bank announced today it has entered into a definitive agreement to purchase the Omaha, Nebraska branch office of Marine Bank located at 2921 South 168th Street.

Under terms of the agreement, TierOne Bank will acquire all deposits and other assets. All loans will remain with Marine Bank. TierOne Bank intends to stay in the existing Armbrust Village Shopping Center location following the acquisition.

“This purchase is an exciting opportunity to strategically strengthen TierOne Bank’s market presence in a very high growth area of southwest Omaha,” said Gilbert G. Lundstrom, chairman and chief executive officer of TierOne Bank. “We are confident we can bring a very progressive and competitive selection of consumer and business banking services to area customers.”

Marine Bank’s Omaha facility, which was opened in November 1999, had over $10.6 million in total deposits based upon June 30, 2005 data furnished by the Federal Deposit Insurance Corporation. Lundstrom said existing Marine Bank employees will be offered positions with TierOne Bank.

Lundstrom said the purchase of the Marine Bank branch is part of TierOne Bank’s long-term strategic plan to continue its expansion into high growth consumer and business markets.

“The area’s strong neighborhoods, growing business community, increasing traffic volumes and good visibility provided an attractive combination which TierOne Bank can competitively serve with its growing franchise,” Lundstrom said. He added that TierOne Bank is currently reviewing a number of other potential sites throughout the Omaha area for future expansion opportunities.

Upon completion of the Marine Bank branch purchase and the opening of TierOne Bank’s new 144th and West Maple Road facility scheduled for early April, TierOne Bank will have twelve facilities located in the Omaha/Council Bluffs metropolitan area.

The transaction is subject to approval by federal regulators and the satisfaction of certain terms and conditions precedent to closing contained in the purchase agreement. Lundstrom said he expected the transaction to be completed by late spring.

TierOne Corporation (NASDAQ: TONE) is the parent company of TierOne Bank, a $3.2 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 68 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Marine Bank is one of four subsidiaries of CIB Marine Bancshares, Inc., which is headquartered in Pewaukee, Wisconsin. CIB Marine Bancshares, Inc. has a total of 37 banking offices located in Arizona, Florida, Illinois, Indiana, Nebraska, Nevada and Wisconsin.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan; unanticipated issues relating to the construction of the Company’s new banking offices in Omaha and Hastings, Nebraska; unanticipated issues associated with the opening of the Company’s new loan production office in Las Vegas, Nevada; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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